Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 o: 650.493.9300 f: 650.493.6811

April 29, 2022

Inspirato Incorporated
1544 Wazee Street
Denver, CO 80202

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-1 (the “Registration Statement”), filed by Inspirato Incorporated (f/k/a Thayer Ventures Acquisition Corporation), a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) the offer and sale of up to 69,780,665 shares of the Company’s Class A Common Stock, $0.0001 par value per share (the “Class A Common Stock”) issuable upon the exchange of an equal number of New Common Units (as defined in the Registration Statement) and the Company’s Class V Common Stock, par value $0.0001 per share (“Class V Common Stock”) (the “Underlying Class A Shares”) and (ii) the offer and resale of up to 94,278,420 shares of Class A Common Stock, consisting of: (A) 30,393,285 shares issued to the Blocker Shareholders (as defined in the Registration Statement) in connection with the Business Combination (as defined in the Registration Statement) (the “Blocker Shares”), (B) 2,747,500 Founder Shares (as defined in the Registration Statement) issued to certain affiliates of Thayer Ventures Acquisition Holdings LLC (the “Sponsor”) that relate to securities acquired by them in a private placement prior to the Company’s initial public offering (the “Founder Shares”), (C) 60,647,438 shares issuable upon the exchange of New Common Units and Class V Common Stock held by certain members of Inspirato LLC and (D) 490,197 shares held by the Sponsor and certain of its affiliates (together with the Blocker Shares and the Founder Shares, the “Outstanding Shares”). The Underlying Class A Shares and the Outstanding Shares are collectively referred to herein as the “Securities.”

We are acting as counsel for the Company in connection with the registration of the Securities. As such counsel, we have made such legal and factual examinations and inquiries as we have deemed necessary or advisable for the purpose of rendering the opinions and statements set forth below. In rendering the opinions and statements expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

In addition, we have reviewed originals or copies of such corporate records of the Company, certificates of public officials, a certificate of an officer of the Company as to factual matters, and such other documents that we considered necessary or advisable for the purpose of rendering the opinions set forth below. We have not independently established the facts stated therein.

In our examination, we have assumed the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents. We have also assumed the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have

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Inspirato Incorporated

April 29, 2022

assumed that the certificates representing the Securities have been properly authenticated by the signature of an authorized officer of the Company’s transfer agent. We have also assumed the conformity of the documents filed with the Commission via the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”), except for required EDGAR formatting changes, to physical copies submitted for our examination and the absence of any evidence extrinsic to the provisions of the written agreements between the parties that the parties intended a meaning contrary to that expressed by those provisions.

We express no opinion as to any matter relating to the laws of any jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set out below, we are of the opinion that:

1.	With respect to the Outstanding Shares to be offered pursuant to the Registration Statement, such Outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable; and
2.

With respect to the Underlying Class A Shares to be offered pursuant to the Registration Statement, when such shares are issued upon the exchange of outstanding New Common Units and Class V Common Stock pursuant to the terms of that certain Ninth Amended and Restated Limited Liability Company Agreement of Inspirato LLC, dated as of February 11, 2022, among the Company, Inspirato LLC and certain unitholders of Inspirato LLC party thereto, such Underlying Class A Shares will have been duly authorized and validly issued, fully paid and nonassessable.

Our opinion that any document is legal, valid and binding is qualified as to:

a)	limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally;
b)	rights to indemnification and contribution, which may be limited by applicable law or equitable principles; and
c)

the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, whether considered in a proceeding in equity or at law.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement, the Prospectus, any Prospectus Supplement, and in any amendment or supplement thereto. In giving such consent, we do not thereby admit that we are in the category

Inspirato Incorporated

April 29, 2022

of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation